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                                                                       Exhibit 5

                               Hale and Dorr LLP
                               One Freedom Square
                        11951 Freedom Drive, Suite 1400
                               Reston, VA  20190
                       (703) 654-7000/Fax (703) 654-7100

                                August 24, 2000

OPNET Technologies, Inc.
3400 International Drive, N.W.
Washington, D.C.  20008

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of an aggregate of 4,658,701 shares of Common Stock, $.001 par value per share (the "Shares"), of OPNET Technologies, Inc., a Delaware corporation (the "Company"), issuable pursuant to the Company's Amended and Restated 1993 Incentive Stock Option Plan, 2000 Stock Incentive Plan, 2000 Employee Stock Purchase Plan and 2000 Director Stock Option Plan (the "Plans").

     We have examined the Third Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

     In examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

     We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the Delaware General Corporation Law statute and the federal laws of the United States of America.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and the Shares, when issued and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.
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     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                              Very truly yours,

                              /s/ Hale and Dorr LLP

                              HALE AND DORR LLP